Exhibit 4(b)
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Description of Capital Stock
The following summary of the capital stock of Johnson & Johnson (“we,” “us” or “our”) does not purport to be complete and is subject in all respects to applicable New Jersey law, the Johnson & Johnson restated certificate of incorporation, as amended, and the Johnson & Johnson by-laws.
General
The total authorized shares of capital stock of Johnson & Johnson consist of (1) 4,320,000,000 shares of common stock, par value $1.00 per share, and (2) 2,000,000 shares of preferred stock, without par value. As of the date of this filing, no shares of Johnson & Johnson preferred stock were issued and outstanding.
The Johnson & Johnson board of directors is authorized to provide for the issuance from time to time of Johnson & Johnson preferred stock in series and, as to each series, to fix the designation; the dividend rate and the preferences, if any, which dividends on that series will have compared to any other class or series of capital stock of Johnson & Johnson; the voting rights, if any; the liquidation preferences, if any; the conversion privileges, if any, and the redemption price or prices and the other terms of redemption, if any, applicable to that series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Johnson & Johnson preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Johnson & Johnson common stock or for other corporate purposes.
Board of Directors
The Johnson & Johnson restated certificate of incorporation and the Johnson & Johnson by-laws provide that the total number of Johnson & Johnson directors will be not less than nine nor more than 18, as determined by the Johnson & Johnson board from time to time.
All directors are elected at each annual meeting of shareholders to serve until the next annual meeting. The Johnson & Johnson by-laws do not provide for cumulative voting in the election of directors.
Dividends
The Johnson & Johnson restated certificate of incorporation, as amended, provides that the Johnson & Johnson board of directors may from time to time declare dividends on its outstanding shares in accordance with New Jersey law.
Voting Rights
Each holder of Johnson & Johnson common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.
Liquidation Rights
In the event of a liquidation, dissolution or winding-up of Johnson & Johnson, each share of Johnson & Johnson common stock will be entitled to receive an equal share in our net assets that remain after paying all liabilities and the liquidation preferences of any preferred stock.

Preemptive Rights
Holders of Johnson & Johnson common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any common stock or preferred stock or other securities.
Merger or Consolidation
Under New Jersey law, the completion of a merger or consolidation of a New Jersey corporation organized prior to January 1, 1969, such as Johnson & Johnson, requires the approval of such corporation’s board of directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of the corporation entitled to vote thereon; provided that no such approval and vote are required if such corporation is the surviving corporation and:
•such corporation’s certificate of incorporation is not amended;
•the shareholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and
•the number of voting shares and participation shares outstanding after the merger will not exceed by more than 40% the total number of voting or participating shares of the surviving corporation before the merger.
Similarly, a sale of all or substantially all of such corporation’s assets other than in the ordinary course of business, or a voluntary dissolution of such corporation, requires the approval of such corporation’s board of directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of such corporation entitled to vote thereon.
Business Combinations
Under New Jersey law, no New Jersey corporation may engage in any “business combination” with any interested shareholder (generally, a 10% or greater shareholder) for a period of five years following such interested shareholder’s stock acquisition, unless such business combination is approved by the board of directors of such corporation prior to the stock acquisition.
Under New Jersey law, “business combination” includes:
•any merger or consolidation of a resident domestic corporation or one of its subsidiaries:
owith an interested shareholder; or
owith any corporation which is, or would be after such merger or consolidation, an affiliate or associate of an interested shareholder.
•any transfer or other disposition to or with an interested shareholder or any affiliate or associate of an interested shareholder of at least 10% of (1) the assets, (2) the outstanding shares or (3) the earning power or income on a consolidated basis, of such resident domestic corporation; and
•other specified self-dealing transactions between such resident domestic corporation and an interested shareholder or any affiliate or associate thereof.
In addition, no resident domestic corporation may engage, at any time, in any business combination with any interested shareholder of such corporation other than:
•a business combination approved by the board of directors of such corporation prior to the stock acquisition;
•a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested shareholder at a meeting called for such purpose; or

•a business combination in which the interested shareholder meets certain fair price criteria.
Description of Debt Securities:
1.150% Notes due 2028
2.700% Notes due 2029
3.200% Notes due 2032
3.050% Notes due 2033
1.650% Notes due 2035
3.350% Notes due 2036
3.350% Notes due 2037
3.550% Notes due 2044
3.600% Notes due 2045
3.700% Notes due 2055
General
The notes (as defined below) are our unsecured obligations and were issued under an Indenture dated as of September 15, 1987, between us and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company, which succeeded Harris Trust and Savings Bank), as trustee (the “Trustee”), as amended by a First Supplemental Indenture dated as of September 1, 1990 and, solely with respect to the 2029 notes, the 2032 notes, the 2033 notes, the 2036 notes, the 2037 notes, the 2044 notes, the 2045 notes and the 2055 notes (each, as hereinafter defined), a Second Supplemental Indenture dated as of November 9, 2017 (collectively, the “Indenture”). The 1.150% notes due 2028, the 2.700% notes due 2029, the 3.200% notes due 2032, the 3.050% notes due 2033, the 1.650% notes due 2035, the 3.350% notes due 2036, the 3.350% notes due 2037, the 3.550% notes due 2044, the 3.600% notes due 2045 and the 3.700% notes due 2055 are sometimes respectively referred to herein as the “2028 notes,” the “2029 notes,” the “2032 notes,” the “2033 notes,” the “2035 notes,” the “2036 notes,” the “2037 notes,” the “2044 notes,” the “2045 notes” and the “2055 notes.” The 2028 notes, the 2029 notes, the 2032 notes, the 2033 notes, the 2035 notes, the 2036 notes, the 2037 notes, the 2044 notes, the 2045 notes and the 2055 notes are sometimes collectively referred to herein as the “notes.” This summary is subject to and qualified in its entirety by reference to all of the provisions of the Indenture and the notes, including definitions of certain terms used in the Indenture and the notes. The Indenture has been incorporated by reference as an exhibit to the Annual Report on Form 10-K to which this exhibit is a part.
We issued €750,000,000 aggregate principal amount of the 2028 notes on May 20, 2016. The 2028 notes will mature on November 20, 2028.
We issued €600,000,000 aggregate principal amount of the 2029 notes on February 26, 2025. The 2029 notes will mature on February 26, 2029.
We issued €700,000,000 aggregate principal amount of the 2032 notes on May 20, 2024. The 2032 notes will mature on June 1, 2032.
We issued €700,000,000 aggregate principal amount of the 2033 notes on February 26, 2025. The 2033 notes will mature on February 26, 2033.
We issued €1,500,000,000 aggregate principal amount of the 2035 notes on May 20, 2016. The 2035 notes will mature on May 20, 2035.
We issued €800,000,000 aggregate principal amount of the 2036 notes on May 20, 2024. The 2036 notes will mature on June 1, 2036.
We issued €1,000,000,000 aggregate principal amount of the 2037 notes on February 26, 2025. The 2037 notes will mature on February 26, 2037.

We issued €1,000,000,000 aggregate principal amount of the 2044 notes on May 20, 2024. The 2044 notes will mature on June 1, 2044.
We issued €700,000,000 aggregate principal amount of the 2045 notes on February 26, 2025. The 2045 notes will mature on February 26, 2045.
We issued €1,000,000,000 aggregate principal amount of the 2055 notes on February 26, 2025. The 2055 notes will mature on February 26, 2055.
The notes of each series were issued only in book-entry form, in minimum denominations of €100,000 and integral multiples of €1,000 above that amount, through the facilities of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”), and sales in book-entry form are effected only through participants in Euroclear or Clearstream. The notes do not have the benefit of a sinking fund.
Interest on the Notes
Interest on the 2028 notes is payable annually on November 20 of each year to the holders of the 2028 notes at the close of business the November 5 preceding such interest payment date. Interest on the 2035 notes is payable annually on May 20 of each year to the holders of the 2035 notes at the close of business the May 5 preceding such interest payment date. Interest on the 2032 notes, the 2036 notes and the 2044 notes is payable annually on June 1 of each year to the holders of each of the 2032 notes, the 2036 notes and the 2044 notes at the close of business the May 15 preceding such interest payment date. Interest on the 2029 notes, the 2033 notes, the 2037 notes, the 2045 notes and the 2055 notes is payable annually on February 26 of each year to the holders of each of the 2029 notes, the 2033 notes, the 2037 notes, the 2045 notes and the 2055 notes at the close of business the February 11 preceding such interest payment date.
The 2028 notes bear interest at the rate of 1.150% per annum, the 2029 notes bear interest at the rate of 2.700% per annum, the 2032 notes bear interest at the rate of 3.200% per annum, the 2033 notes bear interest at the rate of 3.050% per annum, the 2035 notes bear interest at the rate of 1.650% per annum, the 2036 notes bear interest at the rate of 3.350% per annum, the 2037 notes bear interest at the rate of 3.350% per annum, the 2044 notes bear interest at the rate of 3.550% per annum, the 2045 notes bear interest at the rate of 3.600% per annum and the 2055 notes bear interest at the rate of 3.700% per annum. Interest on the notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes, to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.
Issuance in Euro
All payments of interest and principal, including payments made upon any redemption of the notes, are payable in euro. If the euro becomes unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro is converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second business day prior to the relevant payment date, as reported by Bloomberg. Any payment in respect of the notes so made in U.S. dollars does not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor any paying agent has any responsibility for any calculation or conversion in connection with the forgoing.

Business Day
The term “business day” means any day, other than a Saturday or Sunday, (1) that is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.
Paying Agent and Registrar
The Bank of New York Mellon (London Branch) is paying agent for the notes, and The Bank of New York Mellon Trust Company, N.A. acts as security registrar for the notes. We may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.
In the case of the 2028 notes and the 2035 notes, to the extent permitted by law, we maintain a paying agent that is not required to withhold or deduct tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European Council Directive.
Optional Redemption
We may, at our option, redeem the notes at any time prior to the applicable Par Call Date, either in whole or in part, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date:
•100% of the principal amount of the notes to be redeemed; or
•the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 10 basis points in the case of each of the 2029 notes and the 2033 notes, 15 basis points in the case of each of the 2032 notes, the 2036 notes, the 2037 notes, the 2044 notes, the 2045 notes and the 2055 notes, and 20 basis points in the case of each of the 2028 notes and the 2035 notes.
At any time on or after the applicable Par Call Date, the notes may be redeemed in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.
Installments of interest on notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date are payable on the interest payment date to the holders as of the close of business on the relevant regular record date according to the notes and the indenture.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes being redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means, (i) with respect to the 2028 notes and the 2035 notes, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us and (ii) with respect to the 2029 notes, the 2032 notes, the 2033 notes, the 2036 notes, the 2037 notes, the 2044 notes, the

2045 notes and the 2055 notes, the yield to maturity, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the applicable Comparable Government Bond on the basis of the middle market price of such Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.
“Par Call Date” means (i) August 20, 2028 (three months prior to the maturity date of such notes), in the case of the 2028 notes; (ii) January 26, 2029 (one month prior to the maturity date of such notes), in the case of the 2029 notes; (iii) March 1, 2032 (three months prior to the maturity date of such notes), in the case of the 2032 notes; (iv) November 26, 2032 (three months prior to the maturity date of such notes), in the case of the 2033 notes; (v) February 20, 2035 (three months prior to the maturity date of such notes), in the case of the 2035 notes; (vi) March 1, 2036 (three months prior to the maturity date of such notes), in the case of the 2036 notes; (vii) November 26, 2036 (three months prior to the maturity date of such notes), in the case of the 2037 notes; (viii) March 1, 2044 (three months prior to the maturity date of such notes), in the case of the 2044 notes; (ix) November 26, 2044 (three months prior to the maturity date of such notes), in the case of the 2045 notes; and (x) August 26, 2054 (six months prior to the maturity date of such notes), in the case of the 2055 notes.
Notice of any redemption will be delivered (or otherwise transmitted in accordance with the depositary’s procedures) in the case of the 2028 notes and the 2035 notes, at least 30 days, and in the case of the 2029 notes, the 2032 notes, the 2033 notes, the 2036 notes, the 2037 notes, the 2044 notes, the 2045 notes and the 2055 notes, at least 15 days, but in any case not more than 60 days before the redemption date to each holder of notes to be redeemed. In the case of the 2029 notes, the 2032 notes, the 2033 notes, the 2036 notes, the 2037 notes, the 2044 notes, the 2045 notes and the 2055 notes any redemption or notice may, at our discretion, be subject to one or more conditions precedent and, at our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by us in our sole discretion) or the redemption date may not occur and such notice may be rescinded if all such conditions precedent included at our discretion shall not have been satisfied (or waived by us in our sole discretion). Once a notice of redemption is delivered, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date, subject to, in the case of the 2029 notes, the 2032 notes, the 2033 notes, the 2036 notes, the 2037 notes, the 2044 notes, the 2045 notes and the 2055 notes, conditions precedent, if any, that we specify in the notice of redemption.
If less than all of the notes of a series are to be redeemed, the notes of such series to be redeemed will be selected in accordance with applicable depositary procedures or such method as the Trustee may deem fair and appropriate; provided, however, that no notes of a principal amount of €100,000 or less shall be redeemed in part. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption. On or before the redemption date, we will deposit with the paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date.
The notes of each series are also subject to redemption prior to maturity if certain changes in U.S. tax law occur. If such changes occur, the notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See “—Redemption for Tax Reasons.”
Payment of Additional Amounts
Subject to the exceptions and limitations set forth below, we will pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the notes to a holder who is not a United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority of or in the United States, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
(a)being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;
(b)having a current or former relationship with the United States, including a relationship as a citizen or resident of the United States;
(c)being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;
(d)being or having been a “10-percent shareholder” of us as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or
(e)being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into the ordinary course of its trade or business;
(2)to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;
(3)to any tax, assessment or other governmental charge that is imposed or otherwise withheld solely by reason of a failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;
(4)to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;
(5)to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the payment becomes due or is duly provided for, whichever occurs later;
(6)to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;
(7)to any tax, assessment or other governmental charge any paying agent (which term may include us) must withhold from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent;
(8)to any tax, assessment or governmental charge that would not have been so imposed or withheld but for the presentation by the holder of a note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
(9)any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations or agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement); or
(10)in the case of any combination of the above items.

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” we are not required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
We do not pay additional amounts on any note:
•in the case of the 2028 notes and the 2035 notes, where withholding or deduction is imposed on a payment and is required to be made pursuant to European Union Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, that Directive, or
•presented for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant global note to another paying agent in a Member State of the EU.
As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons”, the term “United States” means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction, “United States person” means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of the prospectus supplement covering the offer and sale of the applicable series of notes, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the notes, then we may at our option redeem, in whole, but not in part, the notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those notes to the date fixed for redemption.
Further Issues
We may from time to time, without notice to, or the consent of, the registered holders of any series of notes, create and issue further notes equal in rank to the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the further notes or except for the first payment of interest following the issue date of the further notes). These further notes may be consolidated and form a single series with the applicable existing series of notes and will have the same terms as to status, redemption or otherwise as that existing series of notes.
Book-Entry; Delivery and Form; Global Notes
We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.
The notes were initially represented by one or more fully registered global notes. Each such global note was deposited with, or on behalf of, a common depositary and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. Interests in the global notes may be held in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes are reflected in the book-entry records of Clearstream and Euroclear.
The distribution of the notes is cleared through Clearstream and Euroclear. The secondary market trading of book-entry interests in the notes takes place through Clearstream and Euroclear participants and settle in same-day funds. Owners of book-entry interests in the notes receive payments relating to their notes in euro, with certain exceptions.
Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.
The policies of Clearstream and Euroclear govern payments, transfers, exchanges and other matters relating to an investor’s interest in the notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.
Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. They are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.
With certain exceptions, owners of beneficial interests in the notes are not entitled to have the notes registered in their names, do not receive and are not entitled to receive physical delivery of the notes in definitive form and are not considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.
Notices
Notices to holders of the notes are sent to such holders. Any notice shall be deemed to have been given on the date of mailing. So long as the notes are represented by a global security deposited with The Bank of New York Mellon (London Branch), or any successor thereto, as the common depositary for Clearstream and Euroclear, notices to holders may be given by delivery to Clearstream and Euroclear, and such notices shall be deemed to be given on the date of delivery to Clearstream and Euroclear. The trustee will transmit notices to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only transmit these notices to the registered holder of the notes. Holders of notes will not receive notices regarding the notes directly from us unless we reissue the notes to the holders in fully certificated form.
Amendment and Waiver
Other than amendments not adverse to holders of the debt securities, amendments of the Indenture or the debt securities may be made with the consent of the holders of a majority in principal amount of the debt securities affected (acting as one class). Waivers of compliance with any provision of the Indenture or the debt securities with respect to any series of debt securities may be made only with the consent of the holders of a majority in principal amount of the debt securities of that series. The consent of all holders of affected debt securities will be required to:

(1)make any debt security payable in a currency not specified or described in the debt security;
(2)change the stated maturity of any debt security;
(3)reduce the principal amount of any debt security;
(4)reduce the rate or change the time of payment of interest on any debt security;
(5)reduce the amount of debt securities whose holders must consent to an amendment or waiver; or
(6)impair the right to institute suit for the payment of principal of any debt security or interest on any debt security.
The holders of a majority in aggregate principal amount of debt securities affected may waive any past default under the Indenture and its consequences, except a default (1) in the payment of the principal of or interest on any debt securities, or (2) in respect of a provision that cannot be waived or amended without the consent of all holders of debt securities affected.
Events of Default
Events of Default with respect to any series of debt securities under the Indenture will include:
(7)default in payment of any principal of that series;
(8)default in the payment of any installment of interest on such series and continuance of that default for a period of 30 days;
(9)default in the performance of any other covenant in the Indenture or in the debt securities and continuance of the default for a period of 90 days after we receive notice of the default from the Trustee or the holders of at least 25% in principal amount of debt securities of the series; or
(10)certain events of bankruptcy, insolvency or reorganization in respect of Johnson & Johnson.
The Trustee may withhold notice to the holders of a series of debt securities of any default (except in the payment of principal of or interest on the series of debt securities) if it considers withholding of notice to be in the interest of holders of the debt securities. Not all Events of Default with respect to a particular series of debt securities issued under the Indenture necessarily constitute Events of Default with respect to any other series of debt securities.
On the occurrence of an Event of Default with respect to a series of debt securities, the Trustee or the holders of at least 25% in principal amount of debt securities of that series then outstanding may declare the principal (or, in the case of debt securities sold at an original issue discount, the amount specified in the terms thereof) and accrued interest thereon to be due and payable immediately.
Within 120 days after the end of each fiscal year, an officer of Johnson & Johnson must inform the Trustee whether he or she knows of any default, describing any default and the status thereof. Subject to provisions relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the direction of any holders of debt securities unless the Trustee shall have received a satisfactory indemnity.
Governing Law
The Indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.